Exhibit 99.1

Tenet Announces Private Offering of Senior Secured Notes due 2018

DALLAS – November 4, 2011 – Tenet Healthcare Corporation (NYSE: THC) announced today that it is offering to sell $750 million aggregate principal amount of senior secured notes maturing in 2018 through a private placement. The notes will rank pari passu with Tenet’s 9% senior secured notes due 2015 not purchased in the tender offer referenced below, which were issued in March 2009, and 10% senior secured notes due 2018, which were issued in March 2009, and 8.875% senior secured notes due 2019, which were issued in June 2009, and similarly will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The proceeds from the offering will be used to purchase Tenet’s 9% senior secured notes due 2015 in a tender offer. Tenet will use any remaining net proceeds for repurchases of its outstanding senior notes through publicly or privately negotiated transactions.

The notes being offered have not been registered under the Securities Act of 1933 or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum, dated today, will be made available to such eligible persons. The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2010, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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the posting of important announcements regarding financial performance and corporate developments.